Exhibit 10.14

Financing Commitment Letter

September 10, 2022

DiamondHead Holdings Corp.

250 Park Avenue, 7th Floor

New York, New York 10177

Re:	Financing Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of September 9, 2022 (the “Business Combination Agreement”), by and among DiamondHead Holdings Corp., a Delaware corporation (“DHHC”), Hestia Merger Sub, Inc., a South Carolina corporation and wholly-owned subsidiary of DHHC (“Merger Sub”), and Great Southern Homes, Inc., a South Carolina corporation (the “Company”), pursuant to DHHC will acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of DHHC. Capitalized terms used but not defined herein have the meanings ascribed to them in the Business Combination Agreement.

1.Purchase of Class A Shares. This letter agreement confirms the agreement of each of the investors listed on the signature page to this letter agreement (each, an “Investor” and collectively, the “Investors), severally, and not jointly, subject to the terms and conditions set forth herein, to (i) purchase (in open market transactions or otherwise), or to cause one or more of its controlled affiliates to purchase, and beneficially own no less than 1,250,000 DHHC Class A Shares (the “Share Purchase Commitment”), no later than the date that is five (5) business days prior to the DHHC Stockholders Meeting held to approve the Business Combination Agreement and the transactions contemplated therein (such date, the “Purchase Deadline”), (ii) on the business day prior to the DHHC Stockholders Meeting, deliver to each of DHHC and DHP SPAC-II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), a certificate, signed by the Investor, certifying that such Investor, or one or more of its controlled affiliates, has consummated the purchase of its Share Purchase Commitment no later than the Purchase Deadline and continues to beneficially own its Share Purchase Commitment on such date, and (iii) following the consummation of their respective Share Purchase Commitments, not to sell, contract to sell, redeem or otherwise transfer or dispose of, directly or indirectly, such acquired shares or the economic ownership of such acquired shares at any time prior to the consummation of the transactions contemplated by the Business Combination Agreement. The parties hereto agree and acknowledge that (i) in no event will any of the Investors, individually, be required to purchase any Class A Shares in any amount in excess of the Share Purchase Commitment and (ii) such Class A Shares shall not be subject to any restrictions on transfer or disposition, other than in accordance with applicable law and other than those expressly set forth in this letter agreement.

2.Default. Each of the Investors agrees that in the event an Investor fails to comply with paragraph 1, such non-compliance shall constitute a default hereunder and, in addition to any remedies that the other parties hereto may have at law or in equity, such defaulting Investor shall automatically forfeit 1,250,000 of the DHHC Class B Shares it is entitled to receive in connection with the consummation of the Merger for the benefit of the non-defaulting Investor or its designated controlled affiliates. Following the Purchase Deadline, if applicable, the Sponsor agrees to promptly take all actions that may be required to effect the transfer of any shares forfeited under this letter agreement to the non-defaulting Investor.

3.Additional Agreement. Antara Capital LP (“Antara”) agrees in connection with the Share Repurchase Commitment contemplated by paragraph 1, upon receipt of a written request from David T. Hamamoto (“Mr. Hamamoto”), to make a loan to Mr. Hamamoto in an amount up to $2,500,000 pursuant to a five year unsecured promissory note, which shall bear interest of 8% per annum from the date such loan is funded until the date the loan is repaid in full. Such loan shall be guaranteed by Mr. Hamamoto, shall not contain any financial or other covenants, shall not include any reporting, disclosure or maintenance requirements, and shall be on such other terms and conditions to be mutually agreed by Mr. Hamamoto and Antara in connection with the making if such request.

4.Conditions. The obligation of each Investor to cause the consummation of its respective Share Purchase Commitment as provided in paragraph 1 above, is subject to the continued effectiveness of the Business Combination Agreement prior to the Purchase Deadline.

5.Representations. Each Investor represents and warrants to DHHC that: (i) it has the requisite power and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder, (ii) this letter agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor enforceable by DHHC against the Investor in accordance with its terms, (iii) at the time funding of its respective Share Purchase Commitment aa required hereunder, it will have available funds required to consummate its respective Share Purchase Commitment, and (iv) this letter agreement does not conflict with or result in any breach, violation or infringement of (with or without notice, the lapse of time or both) any provision of its organizational or governing documents (to the extent such Investor is an entity) or any law or agreement applicable to such Investor (other than any breach, violation or infringement (with or without notice, the lapse of time or both) of any law or agreement that would not interfere with, prevent or delay the consummation of the transactions contemplated by the Business Combination Agreement or this letter agreement).

6.Termination. This letter agreement shall terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the Closing. Immediately upon termination of this letter agreement and without the need for any further action by any person, no Investor shall have any further obligation or liability hereunder.

7.Assignment; Amendments. The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of DHHC, and each Investor, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. Each of the Investors may assign all or a portion of its respective Share Purchase Commitment to one or more of its controlled affiliates; provided, however, that no assignment shall relieve such Investor of its obligations under this letter agreement. This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by DHHC and the Investors and approved in writing by each Investor.

8.No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, DHHC, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no Person other than the Investors shall have any obligation hereunder and that, notwithstanding that the Investors, or any of their permitted assigns may be a partnership or limited liability company, no Person has any recourse hereunder or under any documents or instruments delivered in connection herewith against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the Investors (other than a permitted assignee hereunder) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a permitted assignee hereunder) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a permitted assignee hereunder) of the Investors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a permitted assignee hereunder) of any of the foregoing, as such, for any obligations of the Investors under this letter agreement or any document or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

9.Confidentiality. This letter agreement shall be treated as confidential and is being provided to DHHC solely in connection with the transactions contemplated by the Business Combination Agreement. Notwithstanding the foregoing, any party hereto and its Representatives (as defined below) may disclose this letter agreement and its terms and conditions (i) to any of such party’s affiliates and its and their respective affiliates’ controlling persons, general or limited partners, officers, directors, employees, investment professionals, managers, equity holders, stockholders, members, agents, assignees, financing sources or other representatives of any of the foregoing , who have a need to know such information (all of the foregoing, collectively, “Representatives”) or (ii) if required by applicable law or by any court order or by a recognized stock exchange, governmental department or agency or other governmental authority (“Law”). In addition, DHHC may provide a copy of this letter agreement to the Company in connection with the transactions contemplated by the Business Combination Agreement and may include a description of the terms and conditions of this letter agreement in any proxy statement/registration statement required to be filed by DHHC with the SEC in connection with the Merger. Except as set forth herein, this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investors.

10.Binding Effect. This letter agreement shall be binding on the Investors solely for the benefit of DHHC, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the DHHC any benefits, rights or remedies under or by reason of, or any rights to enforce or cause DHHC to enforce, the Share Purchase Commitments or any provisions of this letter agreement.

11.Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws rules that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.Miscellaneous:

a.This letter agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

b.The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

[Signature Page Follows]

Very truly yours,

INVESTORS

David T. Hamamoto

By:	/s/ David T. Hamamoto

Antara Capital Total Return SPAC Master Fund LP

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: CIO

SPONSOR

DHP SPAC-II Sponsor LLC

By:	DiamondHead Partners LLC, its Managing Member

By:	/s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Managing Member

Accepted and Acknowledged:

DiamondHead Holdings Corp.

By:	/s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Co-Chief Executive Officer